Exhibit 99

Release:	On receipt, Oct 26, 2021
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group® announces Third Quarter 2021 results

Company also announces increase to common stock dividend

Company Highlights

•	Third quarter 2021 net income attributable to Principal Financial Group®, Inc. (PFG) of $359.9 million, or $1.32 per diluted share.

•	Third quarter 2021 non-GAAP operating earnings[1] of $458.4 million, or $1.69 per diluted share.

•	Assets under management (AUM) of $981.0 billion, including $688.1 billion managed by PFG.

•	Returned $371.4 million of capital to shareholders in third quarter, including $203.2 million in share repurchases and $168.2 million of common stock dividends; deployed $1.1 billion year to date.

•	Company declared fourth quarter 2021 common stock dividend of $0.64 per share; an 8 cent, or 14%, increase over fourth quarter 2020.

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for third quarter 2021.

•	Net income attributable to PFG for third quarter 2021 of $359.9 million, compared to $236.0 million for third quarter 2020. Net income per diluted share of $1.32 for third quarter 2021 compared to $0.85 in the prior year quarter.

o	As noted in Exhibit 1, third quarter 2021 net income reflected the impacts of the significant variances[1], including the annual actuarial assumption review, which increased net income by $25.9 million, or $0.09 per diluted share.

o	As noted in Exhibit 1, third quarter 2020 net income reflected the impacts of the significant variances[1], including the annual actuarial assumption review, which decreased net income by $187.3 million, or $0.68 per diluted share.

•	Non-GAAP operating earnings for third quarter 2021 of $458.4 million, compared to $234.5 million for third quarter 2020. Non-GAAP operating earnings per diluted share of $1.69 for third quarter 2021 compared to $0.85 for third quarter 2020.

o	Third quarter 2021 non-GAAP operating earnings reflected the following significant variances[1] from expected as noted in Exhibit 1:

▪	Results of the annual actuarial assumption review decreased non-GAAP operating earnings by $25.8 million, or $0.09 per diluted share;

▪	A benefit of $40.1 million, or $0.14 per diluted share, from very favorable variable investment income that was partially offset by COVID-19 related claims, IRT integration costs, and lower than expected encaje performance in Latin America.

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax. The total company impacts of significant variances, including the actuarial assumption review, are also after tax.

o	After excluding the significant variances noted in Exhibit 1, non-GAAP operating earnings increased 7 percent, or 9 percent per diluted share, over the prior year quarter.

•	Quarterly common stock dividend of $0.64 per share for fourth quarter 2021 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.44 per share, a 9% increase compared to the prior year trailing twelve-month period. The dividend will be payable on Dec. 21, 2021, to shareholders of record as of Dec. 1, 2021.

“Principal delivered strong non-GAAP operating earnings of $458 million in the third quarter and over $1.3 billion year-to-date, a 41% increase compared to a year ago,” said Dan Houston, chairman, president, and CEO of Principal®. “We’ve returned over $1 billion to shareholders through the first nine months of the year through share repurchases and common stock dividends; and we remain committed to returning $3 billion to shareholders between 2021 and 2022, excluding proceeds from any transactions resulting from our strategic review. Additionally, we announced a $0.64 dividend payable in the fourth quarter, a 14% increase over the dividend paid in the year ago quarter.”

“During the quarter, we continued to execute on our long-term strategy that puts the customer at the center and positions us to win and grow,” said Houston. “With a sharp focus on our growth drivers, which are retirement in the U.S. and select emerging markets, global asset management, and U.S. benefits and protection, we’re poised to continue to create shareholder value.”

Other third quarter highlights

•	Total company AUM of $981.0 billion, including $688.1 billion managed by PFG. Third quarter net cash flow was $4.6 billion with trailing twelve-month net cash flow of $17.4 billion.

•	Strong investment performance[2] with 73% of fund-level AUM having a 4 or 5 star rating from Morningstar.

•	Retirement and Income Solutions (RIS) – Fee had recurring deposit growth of 67% over the third quarter of 2020 due in part to the Institutional Retirement and Trust (IRT) integration.

•	RIS – Spread sales of $2.2 billion, including $1.4 billion of guaranteed investment contract (GIC) and medium-term note (MTN) issuances and $0.5 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) had record PGI managed AUM of $535.4 billion and record PGI sourced AUM of $265.2 billion. Pre-tax return on operating revenues less pass-through expenses[3] was 42.4% on a trailing twelve-month basis.

2 Includes only funds with ratings assigned by Morningstar; non-rated funds excluded (88 total, 81 are ranked).

3 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

•	Principal International (PI) had combined[4] net revenue (at PFG share) growth of 22% (10% excluding the significant variances outlined in Exhibit 1) over the third quarter 2020.

•	Specialty Benefits in-group growth was a record 2.7% on a trailing twelve-month basis, reflecting a strong labor market.

•	U.S. Insurance Solutions company owned life insurance (COLI) sales, used to fund non-qualified deferred compensation plans, increased nearly 70% from the third quarter of 2020, demonstrating our strength in the business market.

Continued strong financial position at the end of the third quarter

•	$2.5 billion of excess and available capital in our holding companies and other subsidiaries, which is available for corporate purposes.

o	Plan to grade excess capital at the holding company down to our $800 million target by the end of 2022 while maintaining a 20-25% leverage ratio.

•	Estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 412%, targeting a 400% RBC ratio by year-end 2021.

•	Deployed $371.4 million of capital during the third quarter, including:

o	$168.2 million of common stock dividends with the $0.63 per share common dividend paid in the third quarter; and

o	$203.2 million to repurchase 3.1 million shares of common stock.

4 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Segment Results

Retirement and Income Solutions - Fee

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q21	3Q20	% Change	3Q21		3Q20		% Change
Pre-tax operating earnings[5]	$45.9	$134.7	(66)%	$389.6		$455.4		(14)%
Net revenue[6]	$448.2	$530.2	(15)%	$1,993.3		$1,995.1		0%
Pre-tax return on net revenue[7]	10.2%	25.4%		19.5	%*	22.8	%*

*Pre-tax return on net revenue – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve-month pre-tax return on net revenue was 24.1% for third quarter 2021 and 24.2% for third quarter 2020.

•	Pre-tax operating earnings decreased $88.8 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were flat as higher net revenue was offset by higher operating expenses.

•	Net revenue decreased $82.0 million. Excluding the significant variances outlined in Exhibit 1, net revenue increased $40.9 million due to favorable equity markets and growth in the business.

Retirement and Income Solutions - Spread

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q21	3Q20	% Change	3Q21		3Q20		% Change
Pre-tax operating earnings	$197.3	$146.4	35%	$688.6		$452.2		52%
Net revenue	$240.5	$166.4	45%	$876.5		$608.5		44%
Pre-tax return on net revenue	82.0%	88.0%		78.6	%*	74.3	%*

*Pre-tax return on net revenue – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve-month pre-tax return on net revenue was 71.6% for third quarter 2021 and 70.8% for third quarter 2020.

•	Pre-tax operating earnings increased $50.9 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings increased $13.2 million due to higher net revenue.

•	Net revenue increased $74.1 million. Excluding the significant variances outlined in Exhibit 1, net revenue increased $12.0 million due to growth in the business and favorable experience gains.

5 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

6 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

7 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q21	3Q20	% Change	3Q21	3Q20		% Change
Pre-tax operating earnings	$190.1	$140.9	35%	$667.5	$505.0		32%
Operating revenues less pass-through expenses[8]	$424.6	$345.6	23%	$1,588.7	$1,394.3		14%
Pre-tax return on operating revenues less pass-through expenses	45.2%	41.2%		42.4%	36.7	%*
Total PGI assets under management (billions)	$535.4	$468.4	14%
PGI sourced assets under management (billions)	$265.2	$226.3	17%

*Pre-tax return on operating revenues less pass-through expenses – Excluding impact of significant variances, the trailing twelve-month pre-tax return on operating revenues less pass-through expenses was 35.8% for third quarter 2020.

•	Pre-tax operating earnings increased $49.2 million due to higher operating revenues less pass-through expenses, partially offset by higher operating expenses.

•	Operating revenues less pass-through expenses increased $79.0 million primarily due to growth in management fees resulting from an increase in AUM, higher performance fees as well as higher borrower and transaction fees.

8 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

Principal International

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q21	3Q20	% Change	3Q21		3Q20		% Change
Pre-tax operating earnings	$81.0	$58.7	38%	$263.4		$261.5		1%
Combined net revenue (at PFG share)	$244.8	$200.4	22%	$903.3		$851.3		6%
Pre-tax return on combined net revenue (at PFG share)	33.1%	29.3%		29.2	%*	30.7	%*
Assets under management (billions)	$155.8	$147.0	6%

*Pre-tax return on combined net revenue (at PFG share) – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve month combined pre-tax return on net revenue (at PFG share) was 31.4% for third quarter 2021 and 33.5% for third quarter 2020.

•	Pre-tax operating earnings increased $22.3 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were flat as growth in Asia was offset by a slight decrease in Latin America.

•	Combined net revenue (at PFG share) increased $44.4 million. Excluding the significant variances outlined in Exhibit 1, combined net revenue increased due to growth in the business.

Specialty Benefits Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q21	3Q20	% Change	3Q21		3Q20		% Change
Pre-tax operating earnings	$69.9	$31.4	123%	$235.9		$345.2		(32)%
Premium and fees[9]	$638.9	$579.7	10%	$2,475.4		$2,362.4		5%
Pre-tax return on premium and fees	10.9%	5.4%		9.5	%*	14.6	%*
Incurred loss ratio	64.9%	69.0%		65.6%		60.0%

*Pre-tax return on premium and fees – Excluding the third quarter actuarial assumption review and other significant variances, the trailing twelve-month pre-tax return on premium and fees was 12.7% for third quarter 2021 and 14.5% for third quarter 2020.

•	Pre-tax operating earnings increased $38.5 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 12% due to growth in the business and favorable claims.

•	Premium and fees increased $59.2 million. Excluding the significant variances outlined in Exhibit 1, premium and fees increased 6% due to growth in the business.

•	Incurred loss ratio decreased due to lower claims in the current quarter and dental premium relief in the prior year quarter. Excluding the significant variances outlined in Exhibit 1, the incurred loss ratio decreased due to lower claims.

Individual Life Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q21	3Q20	% Change	3Q21		3Q20		% Change
Pre-tax operating earnings (losses)	$81.7	$(165.5)	NM	$227.0		$(50.3)		NM
Premium and fees	$302.1	$323.6	(7)%	$1,247.7		$1,206.8		3%
Pre-tax return on premium and fees	27.0%	(51.1)%		18.2	%*	(4.2	)%*

*Pre-tax return on premium and fees – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve-month pre-tax return on premium and fees was 15.9% for third quarter 2021 and 16.2% for third quarter 2020.

•	Pre-tax operating earnings increased $247.2 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were down 13% due to higher claims in the current quarter compared to favorable claims in the prior year quarter.

~~•~~	Premium and fees decreased $21.5 million. Excluding the significant variances outlined in Exhibit 1, premium and fees are up 4% due to growth in the business.

9 Premium and fees = premiums and other considerations plus fees and other revenues. Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Corporate

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q21	3Q20	% Change	3Q21	3Q20	% Change
Pre-tax operating losses	$(97.1)	$(69.7)	(39)%	$(355.2)	$(340.5)	(4)%

•	Pre-tax operating losses increased $27.4 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating losses increased 34% primarily due to higher operating expenses.

Exhibit 1

Principal Financial Group

Impact of 3Q 2021 and 3Q 2020 significant variances on quarterly net income attributable to PFG and non-GAAP operating earnings

(in millions, except per share data)

	Impacts of 3Q 2021 significant variances			Impacts of 3Q 2020 significant variances
	Actuarial assumption review	Other significant variances[10]	Total 3Q21 significant variances	Actuarial assumption review	Other significant variances [11]	Total 3Q20 significant variances
Net income attributable to PFG	$(14.2)	$40.1	$25.9	$(118.2)	$(69.1)	$(187.3)
Net realized capital (gains) losses, as adjusted	(11.6)	-	(11.6)	5.1	-	5.1
Non-GAAP operating earnings	(25.8)	40.1	14.3	(113.1)	(69.1)	(182.2)
Income taxes	(6.9)	10.3	3.4	(29.2)	(21.8)	(51.0)
Non-GAAP pre-tax operating earnings	$(32.7)	$50.4	$17.7	$(142.3)	$(90.9)	$(233.2)

Per diluted share:
Net income	$(0.05)	$0.14	$0.09	$(0.43)	$(0.25)	$(0.68)
Net realized capital (gains) losses, as adjusted	(0.04)	-	(0.04)	0.02	-	0.02
Non-GAAP operating earnings	$(0.09)	$0.14	$0.05	$(0.41)	$(0.25)	$(0.66)
Weighted average diluted common shares outstanding	271.9	271.9	271.9	276.8	276.8	276.8

Segment pre-tax operating earnings (losses):
RIS-Fee	$(67.3)	$(10.0)	$(77.3)	$36.8	$(25.0)	$11.8
RIS-Spread	-	76.0	76.0	33.3	5.0	38.3
Retirement and Income Solutions	(67.3)	66.0	(1.3)	70.1	(20.0)	50.1

Principal Global Investors	-	-	-	-	-	-

Principal International	-	5.1	5.1	2.7	(20.1)	(17.4)

Specialty Benefits	2.5	(18.0)	(15.5)	-	(44.8)	(44.8)
Individual Life	32.1	1.3	33.4	(215.1)	(6.0)	(221.1)
U.S. Insurance Solutions	34.6	(16.7)	17.9	(215.1)	(50.8)	(265.9)

Corporate	-	(4.0)	(4.0)	-	-	-
Total segment pre-tax operating earnings	$(32.7)	$50.4	$17.7	$(142.3)	$(90.9)	$(233.2)

Income statement line item details of the 3Q21 and 3Q20 significant variances are available in our earnings conference call presentation on our website.

10 Other significant variances in 3Q21 include 1) higher than expected variable investment income in RIS-Spread, Principal International, Specialty Benefits and Individual Life, partially offset by lower variable investment income in Corporate; 2) COVID-19 related claims in RIS-Spread, Specialty Benefits and Individual Life; 3) IRT integration costs in RIS-Fee; and 4) lower than expected encaje performance in Principal International.

11 Other significant variances in 3Q20 include 1) COVID-19 related impacts in RIS-Fee, RIS-Spread, Specialty Benefits and Individual Life; 2) IRT integration costs in RIS-Fee; 3) lower than expected variable investment income in Principal International, Specialty Benefits and Individual Life; and 4) lower than expected encaje performance and lower than expected inflation in Principal International.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2020, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Wednesday, Oct. 27, 2021, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 833-875-0582 (U.S. and Canadian callers) or 216-562-0095 (international callers) approximately 10 minutes prior to the start of the call. The access code is 7184017.

•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 7184017. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Nov. 2, 2021.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®12

Principal Financial Group® (Nasdaq: PFG) is a global financial company with 18,000 employees13 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 49 million customers14 plan, insure, invest, and retire, while working to improve our planet, support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the World’s Most Ethical Companies14, a member of the Bloomberg Gender Equality Index, and a Top 10 “Best Places to Work in Money Management15.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

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Summary of Principal Financial Group, Inc., and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	9/30/21	9/30/20	9/30/21	9/30/20
Net income attributable to PFG	$359.9	$236.0	$1,711.4	$1,224.1
Net realized capital (gains) losses, as adjusted	98.5	(1.5)	47.4	129.1
Non-GAAP Operating Earnings*	$458.4	$234.5	$1,758.8	$1,353.2
Income taxes	110.4	42.4	358.0	275.3
Non-GAAP Pre-Tax Operating Earnings	$568.8	$276.9	$2,116.8	$1,628.5

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$243.2	$281.1	$1,078.2	$907.6
Principal Global Investors	190.1	140.9	667.5	505.0
Principal International	81.0	58.7	263.4	261.5
U.S. Insurance Solutions	151.6	(134.1)	462.9	294.9
Corporate	(97.1)	(69.7)	(355.2)	(340.5)
Total Segment Pre-Tax Operating Earnings	$568.8	$276.9	$2,116.8	$1,628.5

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	9/30/21	9/30/20	9/30/21	9/30/20
Net income	$1.32	$0.85	$4.51	$3.34
Net realized capital (gains) losses, as adjusted	0.37	0.00	0.41	0.12
Non-GAAP Operating Earnings	$1.69	$0.85	$4.92	$3.46
Weighted-average diluted common shares outstanding (in millions)	271.9	276.8	274.4	276.4

12 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

13 As of September 30, 2021

14 Ethisphere Institute, 2021

15 Pensions & Investments, 2020

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	9/30/21	12/31/20
Total assets (in billions)	$298.9	$296.6
Stockholders’ equity (in millions)	$16,129.2	$16,617.3
Total common equity (in millions)	$16,070.7	$16,558.9
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,927.2	$12,862.9
End of period common shares outstanding (in millions)	266.1	273.3
Book value per common share	$60.39	$60.59
Book value per common share excluding AOCI other than foreign currency translation adjustment	$48.58	$47.07

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	9/30/21	12/31/20
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$16,129.2	$16,617.3
Noncontrolling interest	(58.5)	(58.4)
Stockholders’ equity available to common stockholders	16,070.7	16,558.9
Net unrealized capital (gains) losses	(3,582.8)	(4,156.5)
Net unrecognized postretirement benefit obligation	439.3	460.5
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$12,927.2	$12,862.9

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$60.39	$60.59
Net unrealized capital (gains) losses	(13.46)	(15.20)
Net unrecognized postretirement benefit obligation	1.65	1.68
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$48.58	$47.07

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	9/30/21	9/30/20	9/30/21	9/30/20
Income Taxes:
Total GAAP income taxes	$63.8	$39.2	$322.5	$220.9
Net realized capital gains (losses) tax adjustments	36.6	(10.2)	13.2	5.5
Income taxes related to equity method investments and noncontrolling interest	10.0	13.4	22.3	48.9
Income taxes	$110.4	$42.4	$358.0	$275.3

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(152.0)	$65.5	$91.4	$78.6

Recognition of front-end fee revenues	(0.4)	(2.2)	(6.5)	9.4
Market value adjustments to fee revenues	(0.2)	-	(2.2)	-
Net realized capital gains (losses) related to equity method investments	(10.8)	0.2	(14.9)	(4.8)
Derivative and hedging-related revenue adjustments	(30.6)	(37.0)	(155.6)	(115.3)
Sponsored investment fund adjustments	5.8	5.1	20.7	15.1
Amortization of deferred acquisition costs	7.2	51.1	40.5	(7.7)
Capital gains distributed – operating expenses	(19.6)	(39.1)	(90.0)	(34.7)
Amortization of other actuarial balances	2.7	11.0	23.2	(20.7)
Market value adjustments of embedded derivatives	77.8	(40.1)	86.9	(63.4)
Capital gains distributed – cost of interest credited	(13.4)	(4.6)	(30.5)	4.7
Net realized capital gains (losses) tax adjustments	36.6	(10.2)	13.2	5.5
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(1.6)	1.8	(23.6)	4.2
Total net realized capital gains (losses) after-tax adjustments	53.5	(64.0)	(138.8)	(207.7)

Net realized capital gains (losses), as adjusted	$(98.5)	$1.5	$(47.4)	$(129.1)

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	9/30/21	9/30/20	9/30/21	9/30/20
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$465.2	$382.8	$1,746.7	$1,563.9
Commissions and other expenses	(40.6)	(37.2)	(158.0)	(169.6)
Operating revenues less pass-through expenses	$424.6	$345.6	$1,588.7	$1,394.3

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$81.0	$58.7	$263.4	$261.5
Combined operating expenses other than pass-through commissions (at PFG share)	163.8	141.7	639.9	589.8
Combined net revenue (at PFG share)	$244.8	$200.4	$903.3	$851.3